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                                                                   EXHIBIT 99.2

                     [FORM OF BROKER, DEALER LETTER]

                          TALTON HOLDINGS, INC.

                               OFFER TO EXCHANGE

                    11% SERIES B SENIOR NOTES DUE 2007
                      FOR ANY AND ALL OF ITS OUTSTANDING

                        11% SENIOR NOTES DUE 2007

TO: BROKERS, DEALERS, COMMERCIAL BANKS,

  TRUST COMPANIES, AND OTHER NOMINEES:

  Talton Holdings, Inc. (the "Company") is offering, upon and subject to the
terms and conditions set forth in the Prospectus, dated       , 1997 (the
"Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange a principal amount of its 11% Series B Senior Notes due 2007 (the "New Notes") pursuant to a registration statement of which the Prospectus is a part (the "Registration Statement") for an equal principal amount of the issued and outstanding 11% Senior Notes due 2007 (the "Old Notes," and collectively with the New Notes, the "Senior Notes") of which $115.0 million in aggregate principal amount are outstanding as of the date hereof. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of June 27, 1997 between the Company, each of AmeriTel Pay Phones, Inc., Talton Telecommunications Corporation, Talton Telecommunications of Carolina, Inc., and Talton STC, Inc. (collectively, with Talton Invision, Inc., the "Subsidiary Guarantors" and, together with the Company, the "Registrants"), and CIBC Wood Gundy Securities Corp. (the "Initial Purchaser").

  We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

  1. Prospectus dated   , 1997;

  2. The Letter of Transmittal for your use and for the information of your clients;

  3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer, if certificates for Old Notes are not immediately available, or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4. A form of letter that may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  6. Return envelopes addressed to U.S. Trust Company of Texas, N.A., the Exchange Agent for the Old Notes.

  Your prompt action is requested. The Exchange Offer will expire at 5:00
p.m., New York City time, [   ], 1997 unless extended by the Company, provided
it may not be extended beyond   , 1997 (the "Expiration Date"). Old Notes
tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.
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  To participate in the Exchange Offer, a duly executed and properly completed
Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and certificates representing the Old Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

  If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

  The Company will, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Trust Company of Texas, N.A,, the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                          Very truly yours,

                                          TALTON HOLDINGS, INC.

  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TALTON HOLDINGS, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS OF BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.